Filed under Rule 433

File No. 333-277448-01

Final Term Sheet

Arizona Public Service Company

$450,000,000 5.70% Notes due 2034

May 6, 2024

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	Baa1 (stable) / BBB+ (stable) / A- (stable) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	May 6, 2024

Settlement Date:	May 9, 2024 (T+3)

Security:	5.70% Notes due 2034

Principal Amount:	$450,000,000

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2024

Maturity Date:	August 15, 2034

Interest Rate:	5.70%

Benchmark Treasury:	4.00% due February 15, 2034

Benchmark Treasury Price / Yield:	96-05+ / 4.487%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	5.737%

Public Offering Price:	99.726% per note

Optional Redemption:	Make-whole call at any time prior to May 15, 2034 at Treasury rate plus 20 basis points and, thereafter, at par

CUSIP/ISIN:	040555 DH4 / US04055DH45

Joint Book-Running Managers:	MUFG Securities Americas Inc. PNC Capital Markets LLC Mizuho Securities USA LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Manager:	Independence Point Securities LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc. toll-free at (877) 649-6848 or PNC Capital Markets LLC toll-free at (855) 881-0697.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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